UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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☐ Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

COLUMBIA SPORTSWEAR COMPANY

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Portland, Oregon

April 4, 2008

Dear Shareholders:

You are cordially invited to attend our annual meeting of shareholders at 3:00 p.m. Pacific Time on Wednesday, May 21, 2008, at our headquarters located at 14375 NW Science Park Drive, Portland, Oregon 97229. Details of the business to be conducted at the annual meeting are provided in the attached Notice of Annual Meeting and Proxy Statement. At the annual meeting, we will also report on the Company’s operations and respond to any questions you may have.

Your vote is very important. Whether or not you attend the annual meeting in person, it is important that your shares are represented and voted at the meeting.

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If you are a shareholder of record: please promptly complete, sign, date, and return the enclosed proxy card. You may also grant a proxy by telephone or via the Internet by following the instructions on the enclosed proxy card.

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If you hold your shares in street name: please vote your shares by following the instructions set forth in the Notice provided by your broker, bank, trust, or other holder of record. In most cases, you may be permitted to submit your voting instructions by mail, by telephone, or via the Internet.

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If you hold your shares in the Columbia Sportswear Company Employee Stock Purchase Plan: please promptly complete, sign, date, and return the enclosed proxy card. Your completed proxy card will serve as voting instructions to the Plan’s trustee.

If you attend the meeting, you will have the right to revoke your proxy and vote your shares in person. Please read “How You Can Vote” and “How You Can Revoke Your Proxy or Change Your Vote” in the Proxy Statement for further information.

Very truly yours,

/s/ Timothy P. Boyle
Timothy P. Boyle
President and Chief Executive Officer

COLUMBIA SPORTSWEAR COMPANY

14375 NW Science Park Drive

Portland, Oregon 97229

(503) 985-4000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 21, 2008

Dear Shareholders:

Our annual meeting will be held at 3:00 p.m. Pacific Time on Wednesday, May 21, 2008, at 14375 NW Science Park Drive, Portland, Oregon 97229. The purpose of the meeting is:

1.	To elect directors for the next year;

2.	To ratify the selection of Deloitte & Touche LLP as our independent auditors for 2008; and

3.	To act upon any other matters that may properly come before the meeting.

Only shareholders of record at the close of business on March 24, 2008, are entitled to vote at the meeting. A list of shareholders will be available for inspection beginning March 28, 2008, at our corporate headquarters.

By Order of the Board of Directors

/s/ Peter J. Bragdon
Peter J. Bragdon
Vice President, General Counsel and Secretary

Portland, Oregon

April 4, 2008

PROXY STATEMENT

COLUMBIA SPORTSWEAR COMPANY

PROXY STATEMENT

Annual Meeting of Shareholders

SUMMARY OF PROCEDURES

Proxy Statement Information. The Board of Directors of Columbia Sportswear Company, an Oregon corporation, is soliciting proxies to be used at the annual meeting of shareholders to be held at 3:00 p.m. Pacific Time on Wednesday, May 21, 2008, at the Company’s headquarters, located at 14375 NW Science Park Drive, Portland, Oregon 97229, for the purposes set forth in the accompanying Notice of Annual Meeting. This Proxy Statement, our 2007 Annual Report to Shareholders, and our form of proxy will be provided to shareholders on or about April 4, 2008. The expense of soliciting proxies, including the cost of preparing, assembling, and mailing the Notice, Proxy Statement, 2007 Annual Report to Shareholders, and form of proxy, will be borne by the Company. We will ask fiduciaries, custodians, brokerage houses and similar parties to forward copies of proxy materials to beneficial owners of the Company’s stock, and we will reimburse these parties for their reasonable and customary charges for distribution expenses. Proxies will be solicited by use of the mail and the internet, and our directors, officers and employees may also solicit proxies by telephone, facsimile, and personal contact. No additional compensation will be paid for these services. We have retained W.F. Doring & Co. to assist in the solicitation of proxies from nominees and brokers at an estimated fee of $3,500 plus related out-of-pocket expenses.

Electronic Delivery of Proxy Materials. In accordance with the rules recently adopted by the Securities and Exchange Commission, the Company’s proxy materials are available to all shareholders on the Internet. Instead of receiving paper copies of the Notice, Annual Report to Shareholders, Proxy Statement and/or form of proxy in the mail, you may receive these communications electronically via the Internet. If you received any proxy materials in the mail this year and would like to receive the materials electronically next year, please write to us at Columbia Sportswear Company, Attention: Investor Relations, 14375 NW Science Park Drive, Portland, Oregon 97229. Once you provide your consent to receive electronic delivery of proxy materials via the Internet, your consent will remain in effect until you revoke it.

Householding of Proxy Materials. The Securities and Exchange Commission has adopted rules that permit companies and intermediaries to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those shareholders. This process, which is commonly referred to as “householding,” may be more convenient for shareholders and less expensive for companies. A number of brokers with accountholders who are Company shareholders will be householding our Notice or proxy materials. If you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding, please notify your broker or write to us at Columbia Sportswear Company, Attention: Investor Relations, 14375 NW Science Park Drive, Portland, Oregon 97229. You may also contact Investor Relations at (503) 985-4000. If you currently receive multiple copies of the proxy materials and would like to request householding, please contact your broker.

Who Can Vote. Only shareholders of record at the close of business on March 24, 2008 (the “record date”) are entitled to notice of and to vote at the annual meeting or any adjournments of the annual meeting. At the close of business on March 24, 2008, 34,860,827 shares of our Common Stock, the only authorized voting security of the Company, were issued and outstanding. Because shareholders are entitled to one vote per share, a total of 34,860,827 votes are entitled to be cast at the annual meeting.

How You Can Vote. Shareholders may vote in person at our annual meeting or by proxy. To vote by proxy:

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If you are a shareholder of record: please promptly complete, sign, date, and return the enclosed proxy card. You may also grant a proxy by telephone or via the Internet by following the instructions on the enclosed proxy card.

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If you hold your shares in street name: please vote your shares by following the instructions set forth in the Notice provided by your broker, bank, trust, or other holder of record. In most cases, you may be permitted to submit your voting instructions by mail, by telephone, or via the Internet.

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If you hold your shares in the Columbia Sportswear Company Employee Stock Purchase Plan: please promptly complete, sign, date, and return the enclosed proxy card. Your completed proxy card will serve as voting instructions to the Plan’s trustee.

All of your shares that have been properly voted and not revoked will be voted at the annual meeting in accordance with your instructions. If you grant a proxy but do not give voting instructions, the shares represented by your proxy will be voted as recommended by the Board of Directors.

How You Can Revoke Your Proxy or Change Your Vote. You can revoke your proxy at any time before it is voted at the annual meeting by:

•	Submitting to the Secretary written notice of revocation bearing a later date than the date of your proxy;

•	Submitting to the Secretary a later-dated proxy relating to the same shares; or

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Attending the annual meeting and voting in person. If your shares are held in the name of a broker, bank, trust, or other nominee, you must obtain a proxy, executed in your favor, from the nominee to be able to vote at the meeting.

Any written notice revoking a proxy should be sent to Columbia Sportswear Company, Attention: Peter J. Bragdon, Vice President, General Counsel and Secretary, 14375 NW Science Park Drive, Portland, Oregon 97229, or hand-delivered to the Secretary at or before the vote at the annual meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 24, 2008, regarding the beneficial ownership of shares of our Common Stock by (i) each person known by us to own beneficially more than 5% of our Common Stock, (ii) each of our directors and director nominees, (iii) each executive officer named in the Summary Compensation Table who was serving as an executive officer at the end of the last completed fiscal year (each, a “named executive officer”), and (iv) all of our executive officers and directors as a group. The address for each of our executive officers and directors is 14375 NW Science Park Drive, Portland, Oregon 97229. The address for JPMorgan Chase & Co. is 270 Park Avenue, New York, New York 10017. Except as otherwise noted, the persons listed below have sole investment and voting power with respect to the shares owned by them.

Name	Shares Beneficially Owned		Percentage of Shares(1)
Timothy P. Boyle	15,151,214	(2)	43.46
Gertrude Boyle	5,310,707		15.23
Sarah A. Bany	1,672,363	(3)	4.80
Murrey R. Albers	41,177	(4)	*
Stephen E. Babson	32,255	(5)	*
Andy D. Bryant	9,971	(6)	*
Edward S. George	51,785	(7)	*
Walter T. Klenz	42,693	(8)	*
John W. Stanton	323,992	(9)	*
Patrick D. Anderson	98,340	(10)	*
Mark J. Sandquist	58,716	(11)	*
Bryan L. Timm	89,581	(12)	*
JPMorgan Chase & Co.	2,538,663	(13)	7.28
All executive officers and directors as a group (17 persons)	22,969,041	(14)	65.89

*	Less than 1%.

(1)	Shares that the person or group has the right to acquire within 60 days after March 24, 2008 are deemed to be outstanding in calculating the percentage ownership of the person or group but are not deemed to be outstanding as to any other person or group.

(2)	Includes (a) 365,463 shares held in trust, for which Mr. Boyle’s wife is trustee, for the benefit of Mr. Boyle’s children, (b) 417 shares held in trust for Mr. Boyle’s wife, for which she is trustee, and (c) 23,575 shares held by Mr. Boyle’s daughter, the purchase of which was financed with a loan from Mr. Boyle. Mr. Boyle disclaims beneficial ownership of these shares. Also includes 359,722 shares held in grantor retained annuity trusts for which Mr. Boyle is trustee and income beneficiary. Does not include 9,250 shares held by Mr. Boyle’s son, the purchase of which was financed with a loan from Mr. Boyle. The ownership of Mr. Boyle’s son’s shares is not attributable to Mr. Boyle, and Mr. Boyle disclaims beneficial ownership of these shares.

(3)	Includes (a) 399,377 shares held in grantor retained annuity trusts for which Ms. Bany is trustee and income beneficiary, (b) 47,885 shares subject to options exercisable within 60 days after March 24, 2008, and (c) 1,066 shares subject to restricted stock units (“RSUs”) that vest within 60 days after March 24, 2008. Also includes 10,883 shares held by the Marie Lamfrom Charitable Foundation, for which Ms. Bany is a trustee. Ms. Bany disclaims beneficial ownership of these shares.

(4)	Includes 36,495 shares subject to options exercisable within 60 days after March 24, 2008, and 599 shares subject to RSUs that vest within 60 days after March 24, 2008.

(5)	Includes (a) 750 shares held by Babson Capital Partners, LP, for which Mr. Babson is general partner, (b) 1,500 shares held by the Jean McCall Babson Trust, for which Mr. Babson is trustee and whose beneficiaries include members of Mr. Babson’s family, (c) 27,105 shares subject to options exercisable within 60 days after March 24, 2008, and (d) 1,066 shares subject to RSUs that vest within 60 days after March 24, 2008.

(6)	Includes 7,038 shares subject to options exercisable within 60 days after March 24, 2008, and 599 shares subject to RSUs that vest within 60 days after March 24, 2008.

(7)	Includes 7,800 shares held by George Family Investment L.P. and 6,400 shares held by The George Family Trust, for which Mr. George is a trustee. Mr. George disclaims beneficial ownership of these shares. Also includes 35,652 shares subject to options exercisable within 60 days after March 24, 2008, and 599 shares subject to RSUs that vest within 60 days after March 24, 2008.

(8)	Includes 41,159 shares subject to options exercisable within 60 days after March 24, 2008, and 599 shares subject to RSUs that vest within 60 days after March 24, 2008.

(9)	Includes 25,000 shares held by the Aven Foundation, for which Mr. Stanton is a trustee. Mr. Stanton disclaims beneficial ownership of these shares. Also includes 19,014 shares subject to options exercisable within 60 days after March 24, 2008, and 1,066 shares subject to RSUs that vest within 60 days after March 24, 2008.

(10)	Includes 89,869 shares subject to options exercisable within 60 days after March 24, 2008.

(11)	Includes 58,716 shares subject to options exercisable within 60 days after March 24, 2008.

(12)	Includes 83,238 shares subject to options exercisable within 60 days after March 24, 2008.

(13)	Based solely upon information reported in a Schedule 13G filed on January 28, 2008, reporting beneficial ownership as of December 31, 2007, JPMorgan Chase & Co. has sole power to vote or to direct the vote for 2,074,890 shares, has shared power to vote or to direct the vote for 385,564 shares, has sole power to dispose or to direct the disposition of 2,150,999 shares, and has shared power to dispose or to direct the disposition of 386,064 shares. JPMorgan Chase & Co. is the beneficial owner of these shares on behalf of other persons known to have one or more of the following: the right to receive dividends for these securities, the power to direct the receipt of dividends from these securities, the right to receive the proceeds from the sale of these securities, and the right to direct the receipt of proceeds from the sale of these securities. None of these persons are known to own more than 5% of our Common Stock.

(14)	Includes 528,723 shares subject to options exercisable within 60 days after March 24, 2008, and 5,594 shares subject to RSUs that vest within 60 days after March 24, 2008.

CORPORATE GOVERNANCE

Corporate Governance Guidelines. The Board of Directors has adopted a Nominating and Corporate Governance Committee Charter that is available for review on our website at www.columbia.com. Under our Nominating and Corporate Governance Committee Charter, which adopts the standards for “independence” under the applicable NASDAQ listing rules and the Securities and Exchange Commission rules, a majority of the members of the Board of Directors must be independent as determined by the Board of Directors. The Board of Directors has determined that Messrs. Albers, Babson, Bryant, George, Klenz and Stanton are independent and, accordingly, a majority of our Board of Directors is independent. In addition, all members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are independent. There are no undisclosed transactions, relationships, or arrangements considered by the Board of Directors in connection with the determination of whether any particular Director is independent.

The Company has also adopted a Code of Business Conduct and Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Corporate Controller, and all other Company directors and officers. A copy of our Code of Business Conduct and Ethics is available on our website at www.columbia.com.

Communications with Board. Any shareholder may communicate with the Board of Directors, individually or as a group, by writing to the member or members of the Board of Directors, c/o Peter J. Bragdon, Vice President, General Counsel and Secretary, Columbia Sportswear Company, 14375 NW Science Park Drive, Portland, Oregon 97229. Communications should be sent by overnight or certified mail, return receipt requested. All communications will be compiled by the Secretary and submitted to the individual director to whom it is addressed. Communications with the Board of Directors regarding recommendations of individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors must be made in accordance with the Director Nomination Policy described below.

Board Meetings. The Board of Directors met six times in 2007. Four executive sessions of the Board of Directors were held in 2007. Each director attended at least 75% of the total number of meetings of the Board of Directors and of any committee on which he or she served in 2007. We do not maintain a formal policy regarding director attendance at annual shareholder meetings; however, we encourage directors to attend the annual meeting of shareholders. All nine of our directors attended our 2007 annual meeting of shareholders.

Board Committees. The Board of Directors has designated three standing committees. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee each operate under a written charter that is available for review on our website at www.columbia.com. The current membership of each committee and its principal functions, as well as the number of times it met during fiscal year 2007, is described below.

Audit Committee. The Audit Committee is composed of Messrs. George, Bryant, and Stanton. The Board of Directors has determined that each member of the Audit Committee meets all applicable independence and financial literacy requirements. The Board has also determined that Mr. George is an “audit committee financial expert” as defined in regulations adopted by the Securities and Exchange Commission. A description of the functions performed by the Audit Committee and Audit Committee activity is set forth below in “Report of the Audit Committee.” The Audit Committee met five times in 2007.

Compensation Committee. The Compensation Committee is composed of Messrs. Albers, Babson and Klenz. The Compensation Committee determines compensation for the Company’s executive officers and administers the Company’s 1997 Stock Incentive Plan, the 1999 Employee Stock Purchase Plan, and the Executive Incentive Compensation Plan. The Compensation Committee met five times in 2007. The Compensation Committee’s processes and procedures for determining compensation for the Company’s executive officers and directors are described below in “Compensation Committee Discussion and Analysis.”

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is composed of Messrs. Babson, Albers, Bryant, George, Klenz and Stanton. The Nominating and Corporate Governance Committee develops and recommends corporate governance guidelines and standards for business conduct and ethics, identifies individuals qualified to become Board members, and makes recommendations regarding nominations for director. The Nominating and Corporate Governance Committee will consider individuals recommended by shareholders for nomination as director in accordance with the procedures described under “Director Nomination Policy” below. The Nominating and Corporate Governance Committee also oversees the annual self-evaluations of the Board and its committees and makes recommendations concerning the size, structure, composition and membership of the Board of Directors and its committees. The Nominating and Corporate Governance Committee met four times in 2007.

Director Nomination Policy. Shareholders may recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors by submitting a written recommendation to the Nominating and Corporate Governance Committee c/o Peter J. Bragdon, Vice President, General Counsel and Secretary, Columbia Sportswear Company, 14375 NW Science Park Drive, Portland, Oregon 97229. Communications should be sent by overnight or certified mail, return receipt requested. Submissions must include sufficient biographical information concerning the recommended individual, including age, five-year employment history with employer names and a description of the employer’s business, whether the individual can read and understand financial statements, and board memberships, if any, for the Nominating and Corporate Governance Committee to consider. The submission must be accompanied by a written consent of the individual to stand for election if nominated by the Board and to serve if elected by the shareholders. Recommendations received by December 31, 2008 will be considered for nomination at the 2009 Annual Meeting of Shareholders. Recommendations received after December 31, 2008 will be considered for nomination at the 2010 Annual Meeting of Shareholders. In addition to shareholder recommendations, the Nominating and Corporate Governance Committee may identify potential director nominees through referrals by directors, officers, employees, and third parties, referrals by search firms, and internal research and recruitment activities.

Following the identification of director candidates, the Nominating and Corporate Governance Committee meets to discuss and consider each candidate’s qualifications and determines by majority vote the candidate(s) who the Nominating and Corporate Governance Committee believes will best serve the Company. In evaluating director candidates, the Nominating and Corporate Governance Committee considers a variety of factors, including the composition of the Board as a whole, the characteristics (including independence, diversity, age, skills and experience) of each candidate, and the performance and continued tenure of incumbent Board members. The Committee will consider these factors to evaluate potential candidates regardless of the source of the recommendation. The Committee believes that director candidates should possess high ethical character, business experience with high accomplishment in his or her respective field, the ability to read and understand financial statements, relevant expertise and experience, and the ability to exercise sound business judgment. Candidates must also be over 21 years of age. In addition, the Committee believes at least one member of the Board should meet the criteria for an “audit committee financial expert” as defined by the Securities and Exchange Commission rules, and that a majority of the members of the Board should meet the definition of “independent director” under the applicable NASDAQ listing requirements and Securities and Exchange Commission rules. The Committee also believes key members of our management should participate as members of the Board.

Compensation Committee Interlocks and Insider Participation. No member of our Compensation Committee is a past or present officer or employee of ours or any of our subsidiaries, nor has any member of our Compensation Committee had any relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934. Likewise, none of our executive officers has served on the Board of Directors or Compensation Committee (or other committee serving an equivalent function) of any other entity, where one of the other entity’s executive officers served on our Board of Directors or Compensation Committee.

Certain Relationships and Related Transactions. Joseph Boyle, son of Timothy P. Boyle and grandson of Gertrude Boyle, is employed by the Company as a merchandiser. Joseph Boyle receives an annual salary of $70,000 and is eligible to receive bonus and employment benefits available to other employees in comparable positions. The Nominating and Corporate Governance Committee reviewed and ratified this transaction.

Related Transactions Approval Process. Our Nominating and Corporate Governance Committee generally approves in advance any transactions with an officer, director, 5% shareholder, or any immediate family member of an officer, director, or 5% shareholder (“related person”) pursuant to our written related person transaction approval policy. A “related person transaction” is any actual or proposed transaction or series of transactions amounting to more than $120,000 in which the Company was or is to be a participant, and in which a related person had or will have a direct or indirect material interest. Our policy requires that the Committee review the material facts of any transaction that could potentially qualify as a “related person transaction” and either approve or disapprove of our entry into the transaction. If advance Committee approval is not feasible, the related person transaction is considered, and if the committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction, the Committee takes into account, among other factors it deems to be appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated person under the same or similar circumstances and the extent of the related person’s direct or interest in the transaction. If a related person transaction is ongoing, the Committee may establish guidelines for management to follow in its ongoing dealings with the related person. Thereafter, the Committee reviews and assesses ongoing relationships with the related person annually to see that they are in compliance with the Committee’s guidelines and are appropriate.

Section 16(a) Beneficial Ownership Reporting Compliance. Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers, directors, and persons who own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors, and beneficial owners of more than 10% of our Common Stock are required to furnish to us copies of all section 16(a) reports they file. Based solely on a review of reports that we received and on written representations from reporting persons regarding compliance, we believe that all section 16(a) transactions were reported on a timely basis.

AUDIT COMMITTEE REPORT

The Audit Committee’s role is to provide governance, guidance, and oversight regarding financial information provided by the Company to the public or governmental bodies, the Company’s systems of internal controls, and the Company’s auditing, accounting, and financial reporting processes in general. In accordance with the Audit Committee charter, the Audit Committee also oversees the relationship between the Company and its independent auditor, including recommending appointment of the independent auditor, reviewing and pre-approving the scope of services and related fees to be paid to the independent auditor, and assessing the auditor’s independence. The Audit Committee regularly meets with management and the Company’s independent auditor, Deloitte & Touche LLP, to discuss, among other things, the preparation of the financial statements, including key accounting and reporting issues.

The Audit Committee has:

•	Reviewed and discussed with management and Deloitte & Touche LLP the audited financial statements;

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Discussed with Deloitte & Touche LLP the matters required to be discussed under generally accepted auditing standards and Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees);

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Received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with Deloitte & Touche LLP the auditor’s independence from the Company and its management; and

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Reviewed and approved the amount of fees paid to Deloitte & Touche LLP for audit and non-audit services, and discussed whether Deloitte & Touche LLP’s provision of non-audit services was compatible with maintaining its independence.

In considering the nature of the non-audit services provided by Deloitte & Touche LLP, the Audit Committee determined that these services are compatible with the provision of independent audit services.

Based on the Audit Committee’s review and the meetings, discussions and reports described above, and subject to the limitations of the Audit Committee’s role and responsibilities referred to above and in the Audit Committee charter, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements for the year ended December 31, 2007, be included in the Company’s Annual Report on Form 10-K.

Members of the Audit Committee:

Edward S. George—Chairman

Andy D. Bryant

John W. Stanton

PRINCIPAL ACCOUNTANT FEES AND SERVICES

	2006	2007
Audit Fees(1)	$1,148,411	$1,306,070
Audit-Related Fees(2)	14,300	16,500
Tax Fees(3)	343,829	232,954
All Other Fees	—	—

Total	$1,506,540	$1,555,524

(1)	Fees for audit services billed to the Company by Deloitte & Touche LLP in 2006 and 2007 consisted of:

•	Audit of the Company’s annual financial statements and Sarbanes-Oxley Act, Section 404 related services;

•	Reviews of the Company’s quarterly financial statements; and

•	Statutory and regulatory audits, consents and other services related to Securities and Exchange Commission matters.

(2)	Fees for audit-related services billed to the Company by Deloitte & Touche LLP in 2006 and 2007 consisted of:

•	Financial accounting and reporting consultations;

•	Employee benefit plan audits;

•	Due diligence associated with acquisitions;

•	Opening and closing balance sheet audits/reviews of an acquisition; and

•	Agreed-upon procedures engagements.

(3)	Fees for tax services billed to the Company by Deloitte & Touche LLP in 2006 and 2007 consisted of:

•	Federal tax return compliance assistance;

•	Foreign tax compliance, planning and advice;

•	VAT planning and advice;

•	Requests for technical advice from taxing authorities;

•	Assistance with tax audits and appeals; and

•	Preparation of expatriate tax returns.

Pre-Approval Policy. All of the services performed by Deloitte & Touche LLP in 2007 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee. This policy describes the permitted audit, audit-related, tax, and other services (collectively, the “Disclosure Categories”) that the independent auditors may perform. The policy requires the Audit Committee to periodically review and revise (a) a description of the services provided or expected to be provided by the independent auditors in each of the Disclosure Categories and the related fees and costs, and (b) a list of newly requested services subject to pre-approval since the last regularly scheduled meeting. Generally, pre-approval is provided at regularly scheduled meetings; however, the authority to pre-approve services between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman updates the Audit Committee at the next regularly scheduled meeting of any services for which he granted specific pre-approval.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on such review and discussions, the Committee recommended to the Board of Directors that the following Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

Members of the Compensation Committee:

Murrey R. Albers—Chairman

Stephen E. Babson

Walter T. Klenz

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, discusses our compensation program for our Chief Executive Officer, or CEO, our Chief Financial Officer, or CFO and our three other most highly compensated officers, which we collectively refer to as our named executive officers. Our named executive officers are:

•	Timothy P. Boyle, President and CEO;

•	Bryan L. Timm, Vice President and CFO;

•	Gertrude Boyle, Chairman of our Board of Directors;

•	Patrick D. Anderson, Vice President and Chief Operating Officer, or COO; and

•	Mark J. Sandquist, Vice President of Apparel and Equipment.

In this CD&A, the terms “we,” “us,” “our” and “the Company” refer to Columbia Sportswear Company and not to the Compensation Committee. The compensation programs for our named executive officers also generally apply to our other executive officers, and references in this CD&A to the executive officers include the named executive officers and the other executive officers.

In this CD&A, we describe our overall compensation philosophy, objectives and practices. Our compensation philosophy and objectives generally apply to all of our employees, and most of our employees are eligible to participate in the three main components of our compensation program: base salary, annual cash bonus, and long-term incentives. The relative value of each of these components of our compensation program varies from year to year and for each individual employee, depending on our financial and stock price performance and the employee’s role and responsibilities.

Our compensation program is designed:

•	to align executive officer and shareholder financial interests;

•	to enable us to attract, retain and motivate key, highly talented executive officers; and

•	to consider competitive compensation practices and other relevant factors without establishing compensation targets at specific benchmark percentiles.

Highlights of our compensation program also include the following:

•	we employ our executive officers “at will,” and we have no severance payment arrangements and no change of control agreement with any of our named executive officers;

•	our executive officers realize a significant portion of their compensation only when we achieve annual and long-term business goals and when our stock price increases;

•

we engage in extensive processes that require Compensation Committee review and approval of compensation program design and practices, advice of an independent compensation consultant engaged by the Committee, comprehensive discussions between the Committee and our President and CEO regarding our President and CEO’s performance and the performance of our other executive officers; and

•	we have established appropriate practices regarding the timing and pricing of stock option grants.

Compensation objectives

Leadership and motivation of our executive officers are critical to our long-term success. We believe our executive officer compensation program enables us to attract, retain and motivate key high-quality executive officers who are primarily responsible for our long-term success. Our executive officer compensation program also seeks to align these officers’ compensation with our short-and long-term operating and stock market performance.

The market for high quality executive officers in our industry is competitive. As with any company, part of attracting and keeping the executive officers we want involves offering total compensation packages that are competitive with those offered by other companies. Our challenge is to offer a compensation program that is competitive and at the same time reinforces our core values of quality, performance and execution.

Compensation program design

Our compensation program is designed to reward our executive officers when they achieve our targeted annual performance goals, increase shareholder value and maintain long-term careers with us. Accordingly, we:

•	provide total compensation that is competitive with other companies in our industry;

•	link bonuses to corporate and individual performance; and

•	align management interests with shareholder interests by tying executive officer compensation in part to long-term shareholder returns.

In our view, a competitive pay package in our industry includes a salary that guarantees a minimum level of compensation for an executive officer, a meaningful bonus tied to achievement of both corporate and individual objectives, equity incentives that offer significant rewards if the market price of our Common Stock increases in the future, and benefits consistent with what is offered by similar companies. The total compensation package for our executive officers is substantially weighted toward incentive compensation tied to corporate and individual performance and equity incentives. Therefore, when targeted performance levels are not achieved and/or our stock decreases, executive officer compensation is substantially reduced. When targeted performance levels are exceeded and our stock price increases, executive officer compensation is substantially increased.

We have no severance payment arrangements and no change of control agreement with any of our named executive officers.

Components of compensation

We have a relatively simple compensation program. For 2007, our compensation program for named executive officers included the following three main components:

•	base salary;

•	annual, short-term incentive compensation; and

•	long-term, equity-based incentive compensation consisting of stock options and performance-based restricted stock units (“RSUs”).

These three components constitute what we refer to as “total direct compensation” with respect to each named executive officer. We also provide compensation in the form of various other employee benefits and perquisites. Each of these elements helps us achieve the objectives of the program, and we believe that, together, they have been and will continue to be effective in achieving our overall objectives. A short description of each follows.

Base salary

We provide an annual base salary to each named executive officer based in large part on job responsibility, experience level, individual performance, and the amount and nature of the other compensation paid to the named executive officer.

Short-term incentive compensation

We have established an Executive Incentive Compensation Plan for executive officers that provides for the payment of annual bonuses to motivate and reward achievement of corporate objectives. The plan satisfies the requirements of Section 162(m) of the Internal Revenue Code for shareholder-approved, performance-based compensation. The Compensation Committee generally determines the structure of the overall short-term incentive program at the beginning of the year. In setting the structure and the amount of the overall bonus target, the Committee considers the Company’s strategic goals and plan, its operational and financial budget, and other factors, all of which are designed to improve shareholder value. The maximum bonus payable to any executive officer under the plan for a calendar year is $2 million.

We may also award discretionary bonuses outside of the Executive Incentive Compensation Plan, based on extraordinary individual performance. We may or may not award an annual cash bonus, and any amount awarded varies according to the achievement of company and individual performance objectives.

Equity-based incentives

Equity-based incentives represent a direct link between executive officer compensation and shareholder returns. In light of this, we believe that offering equity incentives to our executive officers that become more valuable if the market price of our Common Stock increases provides an appropriate additional incentive to the executive officers to work toward this goal. Our equity awards to named executive officers take the form of stock options and performance-based RSUs. Because our Chairman and our President and CEO each hold substantial amounts of our outstanding Common Stock, however, to date we have not granted equity-based incentives to these executive officers. Each form of equity award constitutes approximately 50% of the overall long-term incentive we provide to named executive officers, excluding our Chairman and our President and CEO. Before 2006, our primary long-term incentive compensation had been awarded in the form of stock options. Stock options offer the possibility of large gains if our stock appreciates significantly, but no value and little incentive if our stock price drops. Stock options granted under our stock option plan have exercise prices not less than 100% of the closing market price of our Common Stock on the date of the option grant. In 2006, we shifted toward granting RSUs to our executive officers in addition to stock options. We believe that RSUs offer similar incentives to stock options since they reward increases in the market price of our Common Stock, and in that way tie the interests of executive officers to our shareholders’ interests. Unlike stock options, however, these awards can provide retention value even if our stock price does not increase, and also subject executive officers to the same downside risk experienced by shareholders. Further, because of the perceived value of RSUs, we have been able to offer somewhat reduced total grant values than we previously offered solely in the form of stock options. This has reduced the shareholder dilution associated with our equity incentive programs. Finally, we believe that RSUs and restricted stock are being used increasingly by other companies as the primary equity incentives for executives and we need to offer these types of incentives to remain competitive in attracting and retaining executive officers.

Benefits and perquisites

We provide our named executive officers with benefits and perquisites consistent with what other similar companies provide. In 2007, our named executive officers were offered other benefits that were substantially the same as those offered to all our U.S. employees. These benefits included a 401(k) plan and medical, dental and vision insurance. We also provide an enhanced long-term disability benefit to our named executive officers. This benefit is designed to provide additional protection to our named executive officers in the event of catastrophic illness or disability. We provide our Chairman and our President and CEO and his dependents with health insurance at no cost to these executive officers, and we reimburse our Chairman and our President and CEO for health care plan deductibles, co-payments, and other out-of-pocket health care expenses up to a maximum aggregate amount of $100,000 per individual and each dependent per year. We also pay various club membership fees for our Chairman and our President and Chief Executive Officer.

Weighting of components of compensation

The use and weight of each compensation component is based on a subjective determination by the Compensation Committee of the importance of each in meeting our overall objectives. In general, we seek to put a significant amount of each named executive officer’s potential total direct compensation “at risk” based on corporate, individual and stock price performance. As a result, compensation paid on an ongoing, current basis in the form of base salary, benefits and perquisites generally represents less than half of each named executive officer’s potential total direct compensation at target performance levels. In addition, we believe annual compensation paid to our named executive officers, other than our Chairman and our President and CEO, in the form of cash generally should represent approximately 60% to 65%, and consequently non-cash compensation generally should represent approximately 35% to 40%, of each named executive officer’s potential total compensation at target performance levels. Our President and CEO, who currently holds approximately 43% of our outstanding Common Stock, and our Chairman, who currently holds approximately 15% of our outstanding Common Stock, have not received, and in 2007 did not receive, any equity compensation awards.

Compensation process

The Board of Directors or the Compensation Committee makes all executive officer compensation decisions. Each year, the Committee reviews and evaluates the compensation paid to our executive officers and determines the base salary, target bonus and the equity related grants for each executive officer. We believe the compensation we pay should be competitive, reasonable and performance-based.

Our process for determining compensation involves a review of competitive compensation analyses to estimate the 25th percentile, median and 75th percentile positions for base salary, target total cash compensation (base salary plus target bonus), and target total direct compensation (base salary plus target bonus plus equity related grants). The Compensation Committee believes competitive, reasonable and appropriate levels of compensation approximate the competitive median for each of these compensation measures. We believe these levels are consistent with our compensation program objectives and are appropriate because our target total direct compensation is variable, since bonus plus equity-based awards generally represent approximately 60% of target total direct compensation for named executive officers (excluding our Chairman and our President and CEO, who receive no equity-based incentives), and we do not provide a pension plan or other defined benefit retirement plans. We also consider several other factors when determining appropriate compensation levels for each executive officer, including:

•	our analyses of competitive compensation practices;

•	individual performance and contributions to financial goals such as sales revenue and operating margin;

•	individual leadership, expectations, expertise, skills and knowledge;

•	labor market conditions; and

•	information and advice from an independent compensation consultant engaged by the Committee.

Our approach to evaluating these factors is not formulaic, and the Compensation Committee may place more or less weight on a particular factor when determining an executive officer’s compensation. Because our Chairman and our President and CEO each hold substantial amounts of our outstanding Common Stock, however, to date we have not granted equity-based incentives to these executive officers. In addition, we have no equity ownership requirements for executive officers.

Treatment of prior compensation

The Compensation Committee considers, in addition to the factors described above, equity awards previously granted to each individual, each individual’s accumulated vested and unvested equity awards, the current value and potential value over time using stock appreciation assumptions for vested and unvested equity awards, the vesting schedule of the individual’s outstanding equity awards, comparison of individual equity awards between executive officers and in relation to other compensation elements, shareholder dilution, and total accounting expense as part of its annual evaluation of executive compensation. The amount of past compensation, including annual bonus awards and amounts realized or realizable from prior equity awards, is generally not a significant factor in the Committee’s evaluation because bonuses are awarded for annual performance and equity awards are granted as part of the target total direct compensation the Committee establishes each year.

Involvement of CEO and management

In determining the total compensation for each executive officer, the Compensation Committee considers the specific recommendations of our President and CEO and our Vice President of Human Resources, input from the Committee’s outside compensation consultant, and the Committee’s own assessment of the executive officer’s performance, the executive officer’s expectations and other factors it deems relevant. Our President and CEO’s and our Vice President of Human Resources’ recommendations to the Committee typically include discussion of the role and responsibilities of the executive officer within the Company, the performance of the executive officer, the expected future contributions of the executive officer, the executive officer’s own expectations, and competitive and market considerations. Although our President and CEO and our Vice President of Human Resources make recommendations regarding the executive officers, neither participates in the discussions concerning his or her own compensation. Our President and CEO does not make recommendations regarding his own compensation, which is solely the responsibility of the Committee.

Compensation consultants

The Compensation Committee retained PricewaterhouseCoopers as its outside compensation consultant for 2007. The Committee chose PricewaterhouseCoopers primarily because of the competence, knowledge, background and reputation of the representative who advises the Committee. PricewaterhouseCoopers provides the Committee with:

•	information about market trends in executive officer compensation,

•	general information on compensation practices at other companies,

•	specific data on the compensation paid to executive officers at peer companies, and

•	analysis of performance measures used in incentive programs.

PricewaterhouseCoopers also:

•	assists the Committee in its evaluation of executive pay, practices and programs,

•	advises the Committee on ad hoc issues related to broad-based compensation plans and international compensation issues.

PricewaterhouseCoopers reports on executive officer compensation matters and presents findings directly to the Compensation Committee. From time to time our Vice President of Human Resources provides information and feedback to PricewaterhouseCoopers on various compensation matters and uses PricewaterhouseCoopers as a compensation consultant. Moreover, PricewaterhouseCoopers provides our Vice President of Human Resources and our President and CEO with copies of the information provided to the Committee.

Competitive survey information

We use multiple compensation survey sources, including general industry surveys, retail/wholesale surveys, and apparel industry surveys. Data represented in these surveys are submitted confidentially by participating companies. Each survey provides a comprehensive list of all companies that participated in the survey, but compensation information is reported statistically without identifying company participants by name. We do not benchmark against specific companies or a specific peer group of companies. We participate in the Towers Perrin (retail/wholesale and general industry) and ICR Limited (apparel industry) specialty surveys. PricewaterhouseCoopers compiles the data from these sources and from surveys purchased from Mercer Human Resource Consulting (general industry) and Watson Wyatt Data Services (general industry). These surveys include participating companies that are both smaller and larger than the Company based on annual revenues and market capitalization. We generally focus on a subset of companies within a comparable range of revenues (typically between 50% and 200% of our annual revenues) or apply revenue-based regression analysis to the survey data for comparability purposes. The result of our analysis is an approximate “market composite” for each element of compensation for each executive officer. Our primary reference point is the median, or 50th percentile, of the composite data.

Other key practices and polices

Tax considerations

The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code when determining the compensation of executive officers. Section 162(m) limits the amount that we may deduct for compensation paid to our President and CEO and to each of our four most highly compensated officers to $1,000,000 per person, unless certain exemption requirements are met. We believe that compensation paid under our executive officer incentive plans is generally fully deductible for federal income tax purposes. In some circumstances, however, the Committee may approve compensation that will not meet these requirements as a means to ensure competitive levels of total compensation for our executive officers. In any event, the Committee intends to maintain an approach to executive officer compensation that strongly links pay to performance.

Equity granting practices

Our practice has been to grant equity incentives to executive officers and non-executive employees on an annual basis. In connection with our transition to the use of both stock options and performance-based RSUs as named executive officer equity compensation, for 2006 these equity incentives were granted in the third quarter. Under our current written policy, annual equity incentives are granted at the Compensation Committee’s first regularly scheduled meeting of the year, which usually is in January. The grants are made after completion of our annual performance review process. Individual grant amounts and all terms of the award are approved by the Committee at the meeting, and the exercise price per share for each stock option granted is the per share closing market price of our Common Stock on the grant date. The Committee grants these equity incentives at its discretion, but generally cannot reduce or increase a specific award once made.

Grants of equity incentives to non-executive employees residing in the United States generally are delegated to the Special Option Committee of our Board of Directors at the Compensation Committee’s first regularly scheduled meeting of the year. The Compensation Committee approves the aggregate grant amounts and terms other than price at the meeting, after which the Special Option Committee determines which particular non-executive employees will receive grants and the specific amounts of any equity incentive that will be granted to the non-executive employee. The Special Option Committee then grants these equity incentives on the last trading day in February, and the exercise price per share for each stock option granted is the per share closing market price of our Common Stock on the grant date.

Grants of equity incentives to non-executive employees residing outside the United States generally are delegated to the Special Option Committee at the Compensation Committee’s first regularly scheduled meeting of the year. The Compensation Committee approves the aggregate grant amounts and most terms other than price at the meeting. The Special Option Committee may approve terms necessary or advisable to adhere to local laws, and the Special Option Committee determines which particular non-executive employees will receive grants and the specific amounts of any equity incentive that will be granted to the non-executive employee. The Special Option Committee then generally grants these equity incentives on the last trading day in February, and the exercise price per share for each stock option granted is the per share closing market price of our Common Stock on the grant date. If it is not possible to grant the equity incentives on the last trading day in February because of administrative or other reasons, including the time needed to comply with local laws, the Special Option Committee will grant the equity incentives on the last trading day in March. Regardless, the exercise price per share for each stock option granted is the per share closing market price of our Common Stock on the particular grant date.

In addition, the Compensation Committee grants equity incentives to newly hired executive officers and for executive officer promotion or retention purposes. The Compensation Committee also delegates authority to the Special Option Committee to grant equity incentives to newly hired non-executive employees and for non-executive employee promotion or retention purposes. Equity incentives for newly hired executive officers and non-executive employees, and for non-executive employee promotion and retention purposes, are granted on the last trading day of the month in which the newly hired executive officer commences employment or in which the promotion or retention grant is made. Equity incentives for executive officer promotion and retention purposes are granted on the date the Compensation Committee authorizes the particular grant. In all of these cases, the exercise price per share for each stock option granted is the per share closing market price of our Common Stock on the particular grant date.

We have no program or practice to time equity incentive grants in connection with the release of material non-public information.

Committee discretion

The Compensation Committee may reduce the amount payable under the Executive Incentive Compensation Plan to a named executive officer by up to 100%, based on factors that it determines warrant such a reduction, but historically has not exercised this discretion to any significant degree. The Committee also has the discretion, at or prior to the time it sets the performance target, to include or exclude any extraordinary items affecting the performance target and to adjust the performance target to take into account changes in accounting. Under the plan, the Committee has no discretion to increase any amount payable to a named executive officer. The Committee may, however, authorize additional cash compensation outside of the plan. For example, the Committee could award additional one-time compensation for retention purposes or for a named executive officer’s extraordinary contributions to the Company.

Analysis of 2007 named executive officer compensation

General

Our competitive compensation analyses identified relevant market survey data for all our named executive officers except Mrs. Boyle. The Compensation Committee, with the concurrence of PricewaterhouseCoopers, determined that the available competitive market survey data did not adequately reflect Mrs. Boyle’s role, scope of work, responsibilities and influence on our business performance. Mrs. Boyle has significant marketing responsibilities and plays a prominent role in our civic and community relations activities. The Committee determined that establishing Mrs. Boyle’s target total direct compensation relative to that of our President and CEO is an appropriate approach in the absence of relevant competitive market survey data. For 2007, the Committee determined that Mrs. Boyle’s target total direct compensation should be between 60% and 70% of our President and CEO’s target total direct compensation.

The 2007 Target Total Direct Compensation table below summarizes the target total direct compensation levels established by the Compensation Committee. Following the table, we discuss each compensation element summarized in the table.

2007 Target Total Direct Compensation

Name	Annual Salary ($)	Target Bonus (as a % of Annual Salary)	Target Total Cash Compensation(1)($)	Target Total Direct Compensation(2)($)
Timothy P. Boyle President and CEO	780,000	110%	1,638,000	1,638,000

Gertrude Boyle Chairman	765,000	40%	1,071,000	1,071,000

Patrick D. Anderson Vice President and COO	371,300	40%	519,800	823,100

Mark J. Sandquist Vice President of Apparel and Equipment	330,000	40%	462,000	751,250

Bryan L. Timm Vice President and CFO	357,000	40%	499,800	822,750

(1)	The sum of annual salary plus target bonus.

(2)	The sum of annual salary plus target bonus plus the estimated fair value of the 2007 stock option and RSU awards. We award no stock options or RSUs to either our Chairman or our President and CEO.

Base salary

The Compensation Committee reviews each named executive officer’s salary annually and makes adjustments when appropriate to reflect competitive market factors and the individual factors described above under “Compensation process.” The key factors in the Committee’s evaluation of the named executive officer’s 2007 annual salary included anticipated increases in the labor market and individual performance that merited an increased salary. Based on these factors, the Committee approved an aggregate 6% increase to the named executive officers’ salaries, effective January 1, 2007. Mr. Boyle’s salary increased 5.4%. Mrs. Boyle’s salary increased 4% and was set at 98% of our President and CEO’s salary. Increases for the other named executive officers ranged from 3% for Mr. Anderson to 11% for Mr. Timm. The 2007 base salaries for all named executive officers other than Mrs. Boyle were within 5% of the competitive market median base salary levels.

Short-term incentive compensation

The executive officers’ annual target bonuses were determined as a percentage of annual salary. The portion of the 2007 target bonus available to be paid to a named executive officer under the plan varied among our named executive officers, ranging from 40% of annual salary for named executive officers other than our President and CEO to 110% of annual salary for our President and CEO. Our President and CEO’s target bonus amounts constitute a greater percentage of his base salary than the other named executive officers in part because, unlike the other named executive officers (excluding our Chairman), our President and CEO to date has not received equity compensation awards.

The amount of the actual bonus paid under the plan to each named executive officer is based on the extent to which the Company meets or exceeds a performance target set by the Compensation Committee, which consists of a net income goal adjusted for income taxes and discretionary bonus payments. The net income target is set to align with our strategic plan and expectations regarding our performance. Over the past four years, we have achieved performance in excess of the target three times, but have not achieved the maximum, “stretch”

performance level. The payout percentage over the past five years has been between approximately 82% and 108% of the participants’ target award opportunity, with an average payout percentage over the past five years of 101% of the target award opportunity. The Committee intends to set the threshold and stretch performance target levels so that the relative difficulty of achieving the target level is consistent from year to year.

The net income target constituted 80% of the total annual bonus potentially payable to each named executive officer under the plan in 2007. The remaining 20% of the total bonus was based on the named executive officer’s individual performance during the year. The Compensation Committee determines whether the named executive officer (other than our President and CEO) has met or exceeded the individual performance objectives, which were set early in 2007 by our President and CEO and consist of financial, operational, brand and product, and personnel goals. This determination is based in large part on our President and CEO’s assessment of the named executive officer’s performance against those objectives. The Committee makes its own determination about whether our President and CEO has met or exceeded his individual performance objectives, which were set early in 2007 by the Committee and consist of short-term operational goals, long-term strategic goals, and leadership objectives. To the extent that a named executive officer has met or exceeded the individual performance objectives and Company performance was at least 65% of the net income target under the Executive Incentive Compensation Plan, the Committee may award to the named executive officer the full bonus amount based on achievement of the individual performance objectives (i.e., the amount constituting 20% of the named executive officer’s total potential bonus). If the Committee determines that a named executive officer has not met the individual performance objectives, the corresponding bonus amount may be reduced or eliminated. The table below summarizes the various potential 2007 bonus payouts under the plan as approved by the Committee.

2007 Target Bonus Components

Name	Target Bonus (as a % of Annual Salary)	Company Performance Component (as a % of Actual Bonus)	Individual Performance Component (as a % of Actual Bonus)(1)	Individual Performance Component (as a % of Annual Salary)(1)	Target Company Performance Component (as a % of Annual Salary)	Threshold Company Performance Component (as a % of Annual Salary)(2)	Stretch Company Performance Component (as a % of Annual Salary)(3)
Timothy P. Boyle President and CEO	110%	80%	20%	22%	88%	24%	176%

Gertrude Boyle Chairman	40%	80%	20%	8%	32%	16%	64%

Patrick D. Anderson Vice President and COO	40%	80%	20%	8%	32%	16%	64%

Mark J. Sandquist Vice President of Apparel and Equipment	40%	80%	20%	8%	32%	16%	64%

Bryan L. Timm Vice President and CFO	40%	80%	20%	8%	32%	16%	64%

(1)	The Individual Performance Component is paid out to the extent individual performance objectives are met or exceeded and Company performance is at least 65% of the net income target under the Executive Incentive Compensation Plan.

(2)	The Threshold Company Performance Component is paid out if 80% of the net income target set by the Compensation Committee is achieved, and constitutes the minimum Company performance component required under the Executive Incentive Compensation Plan.

(3)	The Stretch Company Performance Component is paid out if 120% of the net income target set by the Compensation Committee is achieved, and constitutes the maximum Company performance component that may be paid out under the Executive Incentive Compensation Plan.

Assuming the target bonus levels were achieved, Mr. Boyle’s total cash compensation (annual salary plus target bonus) for 2007 was 16% above the competitive market median total cash compensation. Mr. Boyle’s positioning reflects the fact that he does not receive any equity-based incentives because he owns a substantial amount of our Common Stock. Mrs. Boyle’s total cash compensation was set at approximately 65% of our President and CEO’s total cash compensation. Total cash compensation for each of our other named executive officers was within 10% of the competitive market median.

For 2007, we achieved 101.71% of the net income target set by the Compensation Committee. The Committee also awarded discretionary bonuses to named executive officers, other than our Chairman and our President and CEO, for 2007 performance. The table below summarizes the actual bonus payouts made under the Executive Incentive Compensation Plan and at the Committee’s discretion for 2007 performance.

2007 Actual Bonuses

Name	Individual Performance Component of Plan Bonus($)	Company Performance Component of Plan Bonus(1)($)	Discretionary Bonus($)	Total Bonus($)
Timothy P. Boyle President and CEO	171,600	745,087	—	916,687

Gertrude Boyle Chairman	61,200	265,730	—	326,930

Patrick D. Anderson Vice President and COO	26,734	128,980	21,167	176,881

Mark J. Sandquist Vice President of Apparel and Equipment	26,400	114,629	48,381	189,410

Bryan L. Timm Vice President and CFO	28,560	124,008	69,548	222,116

(1)	Based on achievement of 101.71% of Executive Incentive Compensation Plan net income target set by Compensation Committee.

Equity-based incentives

The Compensation Committee granted equity awards to named executive officers, other than our Chairman and our President and CEO, in the form of performance-based RSUs and stock options in 2007. Each form of equity award constituted approximately 50% of the expected value of the overall long-term incentive provided to those named executive officers. The Committee awarded a competitive number of RSUs and option shares that, when added to the particular named executive officer’s target total cash compensation, resulted in a target total direct compensation level that the Committee determined was reasonable and appropriate. We do not believe that the estimated fair value of our equity-based incentives reflected in the Summary Compensation Table and the Grants of Plan-Based Awards table is a measure of the compensation actually received or that may be received. Our executive officers are motivated by the potential appreciation in the value of these equity-based incentives if the market price of our Common Stock increases.

All of our equity-based incentives are subject to vesting. Performance-based RSUs granted to named executive officers in 2007 vest on the first anniversary of the last day of a three-year performance period. The number of performance-based RSUs that vest is determined by reference to achievement of specified performance goals during the performance period. 20% of the award, the individual performance component, is subject to forfeiture based on achievement of individual performance ratings. Each named executive officer will forfeit one-third of the individual performance component each time the named executive officer receives less than an “exceeds expectations” rating on any of the named executive officer’s three annual evaluations in the performance period. 80% of the award, the Company performance component, is subject to increase or forfeiture based on specified cumulative operating income and average return on invested capital levels in the performance period. If minimum levels of cumulative operating income and average return on invested capital are not met, each named executive officer will forfeit the entire company performance component of the award. Above these minimum levels, each named executive officer may be awarded from 25% to 200% of the target Company performance component, depending on the relative achievement of the target levels of cumulative operating income and average return on invested capital. Generally, the Compensation Committee intends to set the minimum and maximum levels of cumulative operating income and average return on invested capital so that the relative difficulty of achieving these levels is consistent over each three-year performance period.

RSU vesting and stock option vesting are suspended during specified permitted leaves of absence. The delayed vesting of our equity incentives provides a significant incentive for named executive officers to remain with the Company through the vesting period, particularly if our stock price has increased since the incentive was granted and/or is perceived to increase in the future.

Assuming the target bonus levels and equity-based incentives performance targets were achieved, our named executive officers’ total direct compensation (annual salary plus bonus plus the expected value of equity incentives) was within 5% of the competitive market median total direct compensation. Mr. Boyle’s total direct compensation was substantially below the competitive market median, reflecting the fact that Mr. Boyle does not receive grants of equity-based incentives because he owns a substantial amount of our Common Stock. Because our Chairman does not receive grants of equity-based incentives, Mrs. Boyle’s total direct compensation was set at 65% of our President and CEO’s total direct compensation.

In making compensation determinations, the Compensation Committee did not specifically consider the ratio of our President and CEO’s compensation to that of the executive officers, other than for our Chairman. We note that the average target total direct compensation of our three named executive officers other than our Chairman and our President and CEO was 51% of our President and CEO’s target total direct compensation. Specifically, Mr. Timm’s target total direct compensation was 52% of our President and CEO’s, Mr. Anderson’s was 53% of our President and CEO’s, and Mr. Sandquist’s was 48% of our President and CEO’s. We believe these relationships appropriately reflect each named executive officer’s level of responsibility.

Excluding our Chairman and our President and CEO, neither of whom received equity-based incentives, the total direct compensation of our named executive officers consisted of the following proportions of components: 44% in base salary, 18% in target short-term incentive compensation, and 38% in equity-based incentives. We believe that our compensation program for named executive officers is aligned with shareholders’ interests as a result of the significant variable and long-term structure of target total direct compensation, and the manner in which the variable compensation is determined.

Changes in 2008 compensation arrangements

For 2008, the portion of the target bonus available to be paid under the plan to a named executive officer has increased to 50% from 40% of annual salary for named executive officers other than our President and CEO. Consequently, the ranges of threshold to stretch bonuses as a percentage of annual salary of named executive officers other than our President and CEO have changed as set forth in the table below.

2008 Target Bonus Components

Group	Target Bonus (as a % of Annual Salary)	Company Performance Component (as a % of Actual Bonus)	Individual Performance Component (as a % of Actual Bonus)	Individual Performance Component (as a % of Annual Salary)	Target Company Performance Component (as a % of Annual Salary)	Threshold Company Performance Component (as a % of Annual Salary)	Stretch Company Performance Component (as a % of Annual Salary)
Named executive officers other than our President and CEO	50%	80%	20%	10%	40%	20%	80%

2007 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(2) ($)	Total ($)
Timothy P. Boyle President and Chief Executive Officer	2007 2006	772,308 739,980	171,600 162,800	— —	— —	745,087 814,000	36,190 28,941	1,725,185 1,745,721

Gertrude Boyle	2007	759,231	61,200	—	—	265,730	24,172	1,110,333
Chairman of the Board	2006	735,000	58,800	—	—	294,000	24,834	1,112,634

Patrick D. Anderson Vice President and Chief Operating Officer	2007 2006	369,235 360,500	47,901 27,398	64,279 12,551	197,036 360,393	128,980 144,200	22,820 19,382	830,251 924,424

Mark J. Sandquist Vice President of Apparel and Equipment	2007 2006	336,966 307,218	74,781 29,018	68,012 14,833	133,233 283,498	114,629 120,090	21,523 20,585	749,144 775,242

Bryan L. Timm Vice President and Chief Financial Officer	2007 2006	363,952 334,125	98,108 25,740	72,050 14,833	162,832 396,020	124,008 128,700	19,126 17,862	840,076 917,280

(1)	The amounts set forth in the “Stock Awards” and “Option Awards” columns are the dollar amounts recognized for equity awards for financial statement reporting purposes in accordance with the requirements of Statement of Financial Accounting Standard No. 123R, Share-Based Payment (“SFAS 123R”), except no assumptions for forfeitures related to vesting conditions were included. This includes amounts related to awards granted in and prior to the fiscal year covered. These amounts may not correspond to the actual value eventually realized by each named executive officer, which depends on the extent to which performance conditions are ultimately met and the market value of our Common Stock in future periods. Assumptions used in the calculation of these amounts are described in Notes 2 and 13 of the Company’s consolidated financial statements for the year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2008.

(2)	The amounts set forth in the “All Other Compensation” column consist of the following:

Name	Year	Matching Contributions under the Company’s 401(k) Profit Sharing Plan	Profit Sharing Contributions under the Company’s 401(k) Profit Sharing Plan	Executive Officer Excess Disability Insurance Premium Payments	Payments for Health Care Benefits Not Provided to Other Employees	Miscellaneous Club Membership Fees
Timothy P. Boyle	2007	$10,250	*	*	*	*
	2006	$10,000	*	*	*	*

Gertrude Boyle	2007	$10,250	*	—	*	*
	2006	$10,000	*	—	*	*

Patrick D. Anderson	2007	$10,250	*	*	—	—
	2006	*	*	*	—	—

Mark J. Sandquist	2007	*	*	*	—	—
	2006	*	*	*	—	—

Bryan L. Timm	2007	*	*	*	—	—
	2006	*	*	*	—	—

*	Value less than $10,000

2007 Grants of Plan-Based Awards Table

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Timothy P. Boyle	1/18/2007	187,200	686,400	1,372,800	—	—	—	—	—	—

Gertrude Boyle	1/18/2007	122,400	244,800	489,600	—	—	—	—	—	—

Patrick D. Anderson	1/18/2007	59,410	118,821	237,642	—	—	—	—	—	—
	1/18/2007	—	—	—	540	2,700	4,860	—	—	151,146
	1/18/2007	—	—	—	—	—	—	9,000	58.26	161,270

Mark J. Sandquist	1/18/2007	52,800	105,600	211,200	—	—	—	—	—	—
	1/18/2007	—	—	—	520	2,600	4,680	—	—	145,548
	1/18/2007	—	—	—	—	—	—	8,500	58.26	152,311

Bryan L. Timm	1/18/2007	57,120	114,240	228,480	—	—	—	—	—	—
	1/18/2007	—	—	—	580	2,900	5,220	—	—	162,342
	1/18/2007	—	—	—	—	—	—	9,500	58.26	170,230

Narrative Disclosure to 2007 Summary Compensation Table and 2007 Grants of Plan-Based Awards Table

Salary. Salaries paid to our named executive officers are set forth in the 2007 Summary Compensation Table. The amounts set forth in the “Salary” column of the 2007 Summary Compensation Table include payments for cash-out of personal time off. As a result, the salary paid to a named executive officer during the year (as reported on a cash basis in the table above) may vary from the executive officer’s annualized salary. For fiscal 2007, salaries paid to our named executive officers (including the cash-out for personal time off) accounted for the following percentages of each named executive officer’s total compensation, as reported in the “total” column of the 2007 Summary Compensation Table: Mr. Boyle (45%), Mrs. Boyle (68%), Mr. Anderson (44%), Mr. Sandquist (45%), and Mr. Timm (43%).

Bonus. Discretionary bonuses paid to our named executive officers are set forth in the 2007 Summary Compensation Table. In addition to these discretionary bonuses, the named executive officers received cash awards under our Executive Incentive Compensation Plan, as further described under the caption (“Non-Equity Incentive Plan Compensation” below. The discretionary bonuses are described in further detail under the caption “Compensation Discussion and Analysis – Short-term incentive compensation” above.

Stock Awards. Pursuant to our 1997 Stock Incentive Plan, we awarded RSUs to our named executive officers. The amounts set forth in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column of the 2007 Grants of Plan-Based Awards Table represent the threshold, target, and maximum number of RSUs that may be earned by each of the named executive officers during the January 18, 2007 through December 31, 2009 performance period, depending on the extent to which individual and Company performance goals are met or exceeded. RSUs earned during the performance period will vest on December 31, 2010.

The amounts included in the “Stock Awards” column of the 2007 Summary Compensation table include the total dollar amount recognized during fiscal 2007 for financial statement reporting purposes with respect to these 2007 grants in accordance with FAS 123R, as well as the total dollar amount recognized during fiscal 2007 for financial statement reporting purposes with respect to prior years’ grants of RSUs. The terms of the RSU grants and a discussion of the performance targets under which these awards may be earned are set forth under the caption “Compensation Discussion and Analysis—Equity-based incentives” above.

Option Awards. Pursuant to our 1997 Stock Incentive Plan, we awarded stock options to our named executive officers. The options granted to our named executive officers are set forth in the “All Other Option Awards” column of the 2007 Grants of Plan-Based Awards Table.

The amounts included in the “Option Awards” column of the 2007 Summary Compensation table include the total dollar amount recognized during fiscal 2007 for financial statement reporting purposes with respect to these 2007 grants in accordance with FAS 123R, as well as the total dollar amount recognized during fiscal 2007 for financial statement reporting purposes with respect to prior years’ grants of stock options. The terms of the stock option grants are set forth under the caption “Compensation Discussion and Analysis – Equity-based incentives” above.

Non-Equity Incentive Plan Compensation. The amounts set forth in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column of the 2007 Grants of Plan-Based Awards Table represent the threshold, target, and maximum payout amounts for 2007 awards under the Company’s Executive Incentive Compensation Plan. Payouts under these awards were determined by the Compensation Committee at its January 24, 2008 meeting and paid shortly thereafter. Actual amounts received by each named executive officer are set forth in the “Non-Equity Incentive Plan Compensation” column of the 2007 Summary Compensation Table. A discussion of the performance targets under which these amounts were earned is set forth under the caption “Compensation Discussion and Analysis – Equity incentive compensation” above. For fiscal 2007, the combined discretionary bonus and incentive bonus paid under the Executive Incentive Compensation Plan to our named executive officers accounted for the following percentages of each named executive officer’s total compensation reported in the “Total” column of the 2007 Summary Compensation Table: Mr. Boyle (10%), Mrs. Boyle (6%), Mr. Anderson (6%), Mr. Sandquist (10%), and Mr. Timm (12%).

All Other Compensation. All other compensation of our named executive officers is set forth in the 2007 Summary Compensation Table for Fiscal 2007 and described in greater detail in footnote 2 of the Table. These benefits are discussed under the caption “Compensation Discussion and Analysis – Benefits and perquisites” above.

Additional Information. We have provided additional information regarding the compensation we pay to our named executive officers under the caption “Compensation Discussion and Analysis” above.

2007 Outstanding Equity Awards at Fiscal Year-End Table

		OPTION AWARDS				STOCK AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Patrick D. Anderson	04/21/00	1,051	—	15.709	04/20/10	—	—
	04/19/02	30,000	—	38.290	04/18/12	—	—
	03/11/03	30,000	—	33.690	03/10/13	—	—
	05/13/04	17,500	2,500	53.120	05/12/14	—	—
	09/06/05	5,000	—	45.880	09/05/15	—	—
	07/20/06	1,488	2,712	43.830	07/19/16	—	—
	07/20/06	—	—	—	—	440	19,400
	01/18/07	—	9,000	58.260	01/17/17	—	—
	01/18/07	—	—	—	—	540	23,809

		85,039	14,212			980	43,209

Mark J. Sandquist	03/19/01	1,750	—	31.354	03/18/11	—	—
	04/19/02	15,000	—	38.290	04/18/12	—	—
	03/11/03	10,000	—	33.690	03/10/13	—	—
	05/13/04	10,500	1,500	53.120	05/12/14	—	—
	09/06/05	15,000	—	45.880	09/05/15	—	—
	07/20/06	1,842	3,358	43.830	07/19/16	—	—
	07/20/06	—	—	—	—	520	22,927
	01/18/07	—	8,500	58.260	01/17/17	—	—
	01/18/07	—	—	—	—	520	22,927

		54,092	13,358			1,040	45,854

Bryan L. Timm	04/19/02	15,000	—	38.290	04/18/12	—	—
	08/23/02	15,000	—	38.990	08/22/12	—	—
	03/11/03	18,000	—	33.690	03/10/13	—	—
	05/13/04	13,125	1,875	53.120	05/12/14	—	—
	09/06/05	15,000	—	45.880	09/05/15	—	—
	07/20/06	1,842	3,358	43.830	07/19/16	—	—
	07/20/06	—	—	—	—	520	22,927
	01/18/07	—	9,500	58.260	01/17/17	—	—
	01/18/07	—	—			580	25,572

		77,967	14,733			1,100	48,499

(1)	Option Grant Date	Vesting Schedule
	April 21, 2000	Vested ratably over a period of 60 months beginning on May 1, 2000
	March 19, 2001	25% vested April 1, 2002, and the remaining 75% vested ratably over the following 36 months

April 19, 2002	25% vested May 1, 2003, and the remaining 75% vested ratably over the following 36 months
August 23, 2002	25% vested September 1, 2003, and the remaining 75% vested ratably over the following 36 months
March 11, 2003	25% vested on April 1, 2004, and the remaining 75% vest ratably over the following 36 months
May 13, 2004	25% vested on June 1, 2005, and the remaining 75% vest ratably over the following 36 months
September 6, 2005	100% vested on September 6, 2006
July 20, 2006	25% vested on July 20, 2007, and the remaining 75% vest ratably over the following 36 months
January 18, 2007	25% vested on January 18, 2008, and the remaining 75% vest ratably over the following 36 months

Narrative Disclosure to 2007 Outstanding Equity Awards at Fiscal Year-End Table

The amounts set forth in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column represent the threshold number of RSUs that may be earned by each of the named executive officers during the July 20, 2006 through December 31, 2008 performance period (for 2006 grants), and the January 18, 2007 through December 31, 2009 performance period (for 2007 grants), depending on the extent to which individual and company performance goals are met or exceeded.

The amounts set forth in the “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” column were calculated using a value of $44.09 per share, the closing market price of our Common Stock on December 31, 2007, the last business day of the year, multiplied by the threshold number of RSUs granted in 2007 that may be earned during the applicable performance period. This value may not correspond to the actual value that will be realized by the named executive officers, which depends on the extent to which performance conditions are ultimately met and the value of our Common Stock in future periods.

RSUs earned during the 2006 grant performance period will vest on December 31, 2009, and RSUs earned during the 2007 grant performance period will vest on December 31, 2010.

2007 Option Exercises and Stock Vested Table

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Patrick D. Anderson	26,250	851,562
Mark J. Sandquist	4,226	140,563
Bryan L. Timm	7,894	286,630

DIRECTOR COMPENSATION

Our director compensation program is intended to enable us to:

•	Attract and retain qualified non-employee directors by providing total compensation that is competitive with other companies; and

•	Align directors’ interests with shareholders’ interests by including equity as a significant portion of each non-employee director’s compensation package.

In setting director compensation, we consider compensation offered to directors by other companies, the amount of time that our directors spend providing services to us, and the experience, skill and expertise that our directors have. Directors who are employees of the Company receive no separate compensation for their service as directors.

Each director who is not an employee of the Company receives:

•	a $60,000 annual board service fee;

•	a $10,000 annual committee service fee for each committee on which the director serves as a member;

•	a $15,000 annual committee chair fee for each committee (except the Audit Committee) that the director serves on as chair;

•	a $20,000 annual Audit Committee chair fee if the director chairs the Audit Committee;

•	a $3,500 Company merchandise allowance;

•	reasonable out-of-pocket expenses incurred in attending meetings; and

•	an annual equity award as follows:

•

a stock option grant valued at $50,000 (using the Black-Scholes valuation method) to purchase shares of our Common Stock at an exercise price equal to the closing market price of our Common Stock on the date of grant, and

•

a grant of restricted stock units valued at $50,000 based on the closing market price of our Common Stock on the date of grant, discounted by the present value of the future stream of dividends over the vesting period using the Black-Scholes valuation method.

One-third of the stock options become exercisable and one-third of the shares of restricted stock units vest annually on each anniversary of the grant date. Directors may elect to receive equity compensation in lieu of the $60,000 cash retainer, allocated between stock options and restricted stock unit awards and vesting fully on the first anniversary of the grant date. In 2007, three of our seven non-employee directors elected to receive 467 restricted stock units and an option to acquire 1,476 shares of Common Stock in lieu of the $60,000 annual fee for the twelve month period beginning May 17, 2007.

2007 Director Compensation Table

The following table summarizes the compensation earned by each non-employee director in 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Sarah A. Bany	—	57,109	119,920	3,500	180,529
Murrey R. Albers	85,000	27,066	76,692	3,475	192,233
Stephen E. Babson	55,000	45,766	108,574	3,500	212,840
Andy D. Bryant	80,000	27,066	61,530	3,500	172,096
Edward S. George	90,000	27,066	76,692	2,205	195,963
Walter T. Klenz	50,000	38,409	101,221	3,500	193,130
John W. Stanton	50,000	45,766	95,391	546	191,703

(1)	The amounts set forth in the “Stock Awards” and “Option Awards” columns in the table above are the dollar amounts recognized for equity awards for financial statement reporting purposes in accordance with SFAS 123R, except no assumptions for forfeitures related to vesting conditions were included. This includes amounts related to awards granted in and prior to 2007, and amounts related to awards received in lieu of fees. The following table sets forth the aggregate number of stock awards and the aggregate number of option awards outstanding at December 31, 2007, for each of our directors, as well as Grant Date Fair Value of 2007 Stock and Option Awards.

Name	Stock Awards Outstanding	Option Awards Outstanding	Grant Date Fair Value of 2007 Stock Awards ($)	Grant Date Fair Value of 2007 Option Awards ($)
Timothy P. Boyle	—	—	—	—
Gertrude Boyle	—	—	—	—
Sarah A. Bany	1,929	49,923	80,049	80,044
Murrey R. Albers	1,462	38,491	50,030	50,027
Stephen E. Babson	1,929	29,143	80,049	80,044
Andy D. Bryant	1,462	9,034	50,030	50,027
Edward S. George	1,462	37,648	50,030	50,027
Walter T, Klenz	1,462	43,197	50,030	50,027
John W. Stanton	1,929	21,010	80,049	80,044

The amounts set forth in the “Grant Date Fair Value of Stock Awards” and “Grant Date Fair Value of Option Awards” columns are the dollar amounts that may be recognized for each 2007 award for financial statement reporting purposes over the award’s vesting schedule in accordance with SFAS 123R. These amounts may not correspond to the actual value eventually realized by the director, which depends in part on the market value of our Common Stock in future periods. Assumptions used in the calculation of these amounts are described in Notes 2 and 13 of the Company’s consolidated financial statements for the year ended December 31, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2008.

(2)	The amounts set forth in the “All Other Compensation” column consist of the clothing allowance accepted by the respective director.

Annual cash fees paid to the directors are approved by the Compensation Committee and paid quarterly beginning on the date the director is elected by shareholders at our annual meeting of shareholders. The 2007 Director Compensation Table does not include reimbursement for reasonable out-of-pocket expenses incurred in connection with meeting attendance. Messrs. Babson, Klenz and Stanton each received equity in lieu of $30,000 of the annual fees due to each of them for fiscal 2007 service, and Ms. Bany received equity in lieu of $60,000 of the annual fees due to her for fiscal 2007 service. Equity grants in lieu of fees are included in the “Stock Awards” and “Option Awards” columns as described in footnote 1 to the 2007 Director Compensation Table.

PROPOSAL 1: ELECTION OF DIRECTORS

A Board of nine directors will be elected at the Annual Meeting. The directors are elected at each annual meeting to serve until the next annual meeting or until their successors are elected and qualified. Proxies received from shareholders, unless directed otherwise, will be voted FOR election of the following nominees: Mrs. Gertrude Boyle, Ms. Sarah A. Bany, and Messrs. Timothy P. Boyle, Murrey R. Albers, Stephen E. Babson, Andy D. Bryant, Edward S. George, Walter T. Klenz and John W. Stanton. Each nominee is now a director of the Company. If any of the nominees for director becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote pursuant to a proxy for a substitute or substitutes. The following table describes the name, age and occupation of each of the nominees.

Name, Principal Occupation, and Other Directorships

Gertrude Boyle (age 84) has served as Chairman of the Board of Directors since 1970. Mrs. Boyle also served as the Company’s President from 1970 to 1988. Mrs. Boyle is Timothy P. Boyle and Sarah A. Bany’s mother.

Timothy P. Boyle (age 58) has served on the Board of Directors since 1978. Mr. Boyle joined the Company in 1971 as General Manager and has served as President and Chief Executive Officer since 1988. Mr. Boyle is also a member of the board of directors of Northwest Natural Gas Company and Widmer Brothers Brewing Company. Mr. Boyle is Gertrude Boyle’s son and Sarah A. Bany’s brother.

Sarah A. Bany (age 49) has served on the Board of Directors since 1988. Since 2001, Ms. Bany has been a co-owner of Moonstruck Chocolate Company. From 1979 to August 1998, Ms. Bany held various positions at Columbia Sportswear Company, most recently as Director of Retail Stores. Ms. Bany is Gertrude Boyle’s daughter and Timothy P. Boyle’s sister.

Murrey R. Albers (age 67) became a director of the Company in July 1993. Mr. Albers is President and Chief Executive Officer of United States Bakery, a bakery with operations in Oregon, Washington, Idaho, Montana and California. Mr. Albers, who has been in his current position since June 1985, joined United States Bakery as general manager of Franz Bakery in 1975. Mr. Albers chairs the Compensation Committee.

Stephen E. Babson (age 57) became a director of the Company in July 2002. Mr. Babson has been a Principal of Endeavour Capital, a Northwest private equity firm, since April 2002. Before that, Mr. Babson was an attorney at Stoel Rives LLP. Mr. Babson joined Stoel Rives in 1978, was a partner from 1984 to February 2002, and served as its chairman from July 1999 to February 2002. Mr. Babson chairs the Nominating and Corporate Governance Committee.

Andy D. Bryant (age 57) became a director of the Company in 2005. Mr. Bryant is Executive Vice President and Chief Administrative Officer of Intel Corporation. Mr. Bryant joined Intel in 1981 as Controller for the Commercial Memory Systems Operation, became the Chief Financial Officer in February 1994, and was promoted to Senior Vice President in January 1999. Mr. Bryant expanded his role to Chief Financial and Enterprise Services Officer in December 1999, and was promoted to Chief Administrative Officer in October 2007. Mr. Bryant is a member of the board of directors of Kryptiq Corporation and McKesson Corporation.

Edward S. George (age 71) became a director of the Company in 1989. For 30 years, until his retirement, Mr. George worked in the banking industry. From 1980 to 1990, he was President and Chief Executive Officer of Torrey Pines Bank and from 1991 to 1998 he served as a financial consultant. Mr. George also served as a director of First National Bank of San Diego until its sale in September 2002. Mr. George chairs the Audit Committee.

Walter T. Klenz (age 62) became a director of the Company in 2000. He served as Managing Director of Beringer Blass Wine Estates from 2001 until his retirement in 2005. Mr. Klenz became President and Chief Executive Officer of Beringer Wine Estates in 1990, and Chairman of its board of directors in August 1997, and he served in those positions until the 2000 acquisition of Beringer Wine Estates by Foster’s Brewing Group Limited. Mr. Klenz joined Beringer Wine Estates in 1976 as director of marketing for the Beringer brand. He is a member of the board of directors of Vintage Wine Trust.

John W. Stanton (age 52) became a director of the Company in 1997. Mr. Stanton is currently engaged in private investment activities, including Trilogy Equity Partners, which invests in small wireless-related companies, and Trilogy International Partners, which operates wireless systems in south and central America. Mr. Stanton served as Chief Executive Officer of Western Wireless Corporation and its predecessor companies from 1992 until shortly after its acquisition by ALLTEL Corporation in 2005. From 1994 to 2002, Mr. Stanton also served as Chief Executive Officer and Chairman of VoiceStream Wireless Corporation. Mr. Stanton is a member of the board of directors of Hutchison Telecommunications International Limited.

RECOMMENDATION BY THE BOARD OF DIRECTORS

The Board of Directors recommends that shareholders vote FOR election of the nominees named in this Proxy Statement. If a quorum of shareholders is present at the annual meeting, the nine nominees for election as directors who receive the greatest number of votes cast at the meeting will be elected directors. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but will have no effect on the results of the vote. If any of the nominees for director at the annual meeting becomes unavailable for election for any reason, the proxy holders will have discretionary authority to vote pursuant to the proxy for a substitute or substitutes.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors has selected Deloitte & Touche LLP as our independent auditors for the 2008 fiscal year, subject to ratification of the selection by our shareholders at our annual meeting. Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will be available to respond to appropriate questions. They do not plan to make a statement but will have an opportunity to make a statement if they wish.

RECOMMENDATION BY THE BOARD OF DIRECTORS

The Board of Directors recommends that shareholders vote FOR ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors for the 2008 fiscal year. This proposal will be approved if a quorum is present at the meeting and the votes cast in favor of this proposal exceed the votes cast opposing this proposal. Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists at the annual meeting, but will have no effect on the results of the vote. The proxies will be voted for or against this proposal or as an abstention in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted for approval of the adoption of this proposal.

ADDITIONAL INFORMATION

Form 10-K. We will provide without charge upon the written request of any beneficial owner of shares of our Common Stock entitled to vote at the annual meeting, a copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2007. Written requests should be mailed to Peter J. Bragdon, Vice President, General Counsel and Secretary, Columbia Sportswear Company, 14375 NW Science Park Drive, Portland, Oregon 97229.

Other Materials. All materials filed by us with the Securities and Exchange Commission may be obtained at the Securities and Exchange Commission’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 or through the Securities and Exchange Commission’s website at www.sec.gov.

Shareholder Proposals to be Included in the Company’s Proxy Statement. To be considered for inclusion in proxy materials for our 2009 annual meeting of shareholders, a shareholder proposal must be received by the Company by December 5, 2008.

Shareholder Proposals Not in the Company’s Proxy Statement. Shareholders may present proposals for action at this annual meeting or at another annual meeting of shareholders in accordance with the Company’s bylaws, a copy of which is available upon written request to Columbia Sportswear Company, Attention: Peter J. Bragdon, Vice President, General Counsel and Secretary, 14375 NW Science Park Drive, Portland, Oregon 97229. A shareholder must deliver timely notice of the proposed business to the Secretary. For purposes of our 2009 annual meeting of shareholders, to be timely, the notice must be received by the Company no earlier than December 5, 2008, and no later than January 4, 2009.

Discretionary Authority. The proxies to be solicited by us through our Board of Directors for our 2009 annual meeting of shareholders will confer discretionary authority on the proxy holders to vote on any stockholder proposal presented at the annual meeting if we fail to receive notice of the stockholder’s proposal for the meeting by January 21, 2009.

Shareholder Nominations for Director. Shareholders may nominate directly candidates for election to the Board of Directors at an annual meeting in accordance with the Company’s bylaws by delivering timely notice in writing to the Secretary, as described above. The notice must include (a) the name and address of the shareholder who intends to make the nomination, (b) the name, age, business address and residence address of each nominee, (c) the principal occupation or employment of each nominee, (d) the class and number of shares of the Company that are beneficially owned by each nominee and by the nominating shareholder, (e) any other information concerning the nominee that must be disclosed in proxy solicitations pursuant to Regulation 14A of the Securities Exchange Act of 1934, and (f) the signed consent of each nominee to serve as a director of the Company if elected.

If the number of directors to be elected is increased and there is no public announcement naming all nominees or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice shall also be considered timely (but only with respect to nominees for new positions created by any increase) if delivered to the Secretary no later than the close of business on the tenth day following the day on which the public announcement is first made.

Shareholders may also nominate candidates for election to the Board of Directors at any special meeting of shareholders held for the purpose of electing directors in accordance with the bylaws by delivering timely notice to the Secretary setting forth the information described above for annual meeting nominations. To be timely, the notice must be delivered to the Secretary not earlier than the close of business on the 90th day prior to the special meeting and not later than the close of business on the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at the meeting. The officer presiding at the meeting may, if in the officer’s opinion the facts warrant, determine that a nomination was not made in accordance with the procedures prescribed by the bylaws. If the officer does so, the officer shall so declare to the meeting and the defective nomination shall be disregarded.

By Order of the Board of Directors

/s/ Timothy P. Boyle
Timothy P. Boyle
President and Chief Executive Officer

Portland, Oregon

April 4, 2008

2008 ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 21, 2008

3:00 p.m. Pacific Time

Columbia Sportswear Company

14375 NW Science Park Drive

Portland, Oregon 97229

(503) 985-4000

DIRECTIONS

From I-5 North of Portland:

•	Take I-5 South to I-405 South

•	Follow I-405 South to Hwy. 26 West

From I-5 South of Portland:

•	Take I-5 North to Hwy. 217 North

•	Follow Hwy. 217 North to Hwy 26 West

From Highway 26 West, take Exit #67/Murray Blvd. Turn right on Murray Blvd., left on NW Science Park Drive, and right into our parking lot at 14375 NW Science Park Drive.

Mark Here for Address Change or Comments

SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2.

1. Election of Directors:

Nominees:

01 Gertrude Boyle

02	Timothy P. Boyle For All Withhold All For All Except

03 Sarah A. Bany

04 Murrey R. Albers

05 Stephen E. Babson

06 Andy D.Bryant

07 Edward S. George

08 Walter T.Klenz

09	John W. Stanton

To withhold authority to vote for any nominee(s), mark “For All Except” and write the nominees’ name(s) or number(s) on the line below.

FOR AGAINST ABSTAIN

2. Proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors for 2008.

The shares represented by this proxy will be voted in accordance with instructions, if given. If no instructions are given, this proxy will be voted FOR the election of the nominees for director and FOR proposal 2. The proxies may vote in their discretion as to other matters that may come before the meeting.

SIGNATURE(S)                                                                                                                                                                                                         Date:___________, 2008

NOTE: Please sign as name or names appear hereon. Joint owners should each sign. Corporate proxies should be signed in full corporate name by an authorized officer and attested. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to special meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/colm

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-

paid envelope.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect®at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

PROXY

COLUMBIA SPORTSWEAR COMPANY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

MAY 21, 2008

The undersigned hereby appoints Gertrude Boyle, Timothy P. Boyle, Bryan L. Timm and Peter J. Bragdon, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of Columbia Sportswear Company Common Stock that the signatory on the reverse side is entitled to vote, and, in their discretion, to vote upon any other business that may properly come before the Annual Meeting of Shareholders of Columbia Sportswear Company to be held May 21, 2008, or at any adjournments or postponements of the Annual Meeting, with all powers which the signatory on the reverse side would possess if personally present.

(Continued and to be marked, dated and signed, on the other side) PROXY MATERIALS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON

MAY 21, 2008

The Company’s Notice of 2008 Annual Meeting of Shareholders, 2008 Proxy Statement, 2007 Annual Report to Shareholders and Proxy Card are available at: www.columbia.com/proxy 2008

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your Columbia Sportswear Company account online.

Access your Columbia Sportswear Company shareholder/stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Columbia Sportswear Company now makes it easy and convenient to get current information on your shareholder account.

View account status View certificate history View book-entry information

View payment history for dividends Make address changes Obtain a duplicate 1099 tax form Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner For Technical Assistance Call 1-877-978-7778 between 9am and 7pm

Monday-Friday Eastern Time

****TRY IT OUT****

www.bnymellon.com/shareowner/isd

Investor ServiceDirect Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Mark Here for Address Change or Comments

SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2.

1. Election of Directors Nominees:

01 Gertrude Boyle

02	Timothy P. Boyle For All Withhold All For All Except

03 Sarah A. Bany

04 Murrey R. Albers

05 Stephen E. Babson

06 Andy D. Bryant

07 Edward S. George

08 Walter T.Klenz

09	John W. Stanton

FOR GAINS ABSTAIN

2. Proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent auditors for 2008.

To withhold authority to vote for any nominee(s), mark “For All Except” and write the nominees’ name(s) or number(s) on the line below.

The shares represented by this proxy will be voted in accordance with instructions, if given. If no instructions are given, this proxy will be voted FOR the election of the nominees for director and FOR proposal 2. The proxies may vote in their discretion as to other matters that may come before the meeting.

SIGNATURE(S) Date: , 2008

NOTE: Please sign as name or names appear hereon. Joint owners should each sign. Corporate proxies should be signed in full corporate name by an authorized officer and attested. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

PROXY MATERIALS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON

MAY 21, 2008

The Company’s Notice of 2008 Annual Meeting of Shareholders, 2008 Proxy Statement, 2007 Annual Report to Shareholders and Proxy Card are available at: www.columbia.com/proxy2008

PROXY

COLUMBIA SPORTSWEAR COMPANY

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

MAY 21, 2008

The undersigned hereby appoints Gertrude Boyle, Timothy P. Boyle, Bryan L. Timm, and Peter J. Bragdon, and each of them, with power to act without the other and with full power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of Columbia Sportswear Company Common Stock that the signatory on the reverse side is entitled to vote, and, in their discretion, to vote upon any other business that may properly come before the Annual Meeting of Shareholders of Columbia Sportswear Company to be held May 21, 2008, or at any adjournments or postponements of the Annual Meeting, with all powers which the signatory on the reverse side would possess if personally present.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE